EXHIBIT 99.1

Nutriband Inc. Details of Seven-for-Six Forward Stock Split.

ORLANDO, Fla., August 10, 2022 – Nutriband Inc. (NASDAQ: NTRB) (NASDAQ:NTRBW) (“Nutriband” or the “Company”) announced on July 27, 2022 that its Board of Directors had approved and declared a 7:6 forward split of its common stock with a record date of Monday, August 15, 2022 (the “Stock Split”). Each shareholder of record as of the record date will receive one (1) additional share of common stock for each six (6) shares held as of the record date.. No fractional shares of common stock will be issued in connection with the Stock Split. Instead, all fractional shares will be rounded up to the next whole share. The payment date for the Stock Split will be August 25, 2022, and the Company’s common stock is expected to begin trading on a split-adjusted basis at the opening of the market on Friday, August 12, 2022, the ex-dividend date for the common stock.

The Company currently has a total of 6,684,673 shares of common stock issued and outstanding. Following the proposed Stock Split, the Company will have a total of approximately 7,798,785 shares of common stock issued and outstanding. The par value of the common stock will not be affected by the Stock Split. Each stockholder of the Company will hold the same percentage of common stock outstanding immediately following the Stock Split as such stockholder held immediately prior to the Stock Split.

The Company anticipates that the Stock Split will increase liquidity in the trading of the Company’s common stock and will make its shares more accessible to investors.

The Stock Split was approved by the Company’s Board of Directors on July 15, 2022. In connection with the Stock Split, which did not require shareholder approval under the Nevada corporation law, the number of authorized shares of common stock of the Company was increased in the same ratio as the shares of outstanding common stock were increased in the Stock Split, from 250,000,000 authorized shares to 291, 666,666 authorized shares. The Stock Split was effected by the filing of the Certificate of Change, effective August 15, 2022, with the Nevada Secretary of State which authorized the Stock Split and provided for the increase in the Company’s authorized common stock in the same ratio as the Stock Split. No other stockholder approval is required or necessary.

‘Our core goal is to continue to create value for our shareholders following a string of key milestones for the Company in recent months’ said Gareth Sheridan, CEO.

About Nutriband Inc.

We are primarily engaged in the development of a portfolio of transdermal pharmaceutical products. Our lead product under development is an abuse deterrent fentanyl patch incorporating our AVERSA ® technology. Aversa is an abuse deterrent transdermal technology that incorporates aversive agents to prevent the abuse, diversion, misuse and accidental exposure of drugs with abuse potential, specifically opioids.

The Company’s website is www.nutriband.com. Any material contained in or derived from the Company’s websites or any other website is not part of this press release.

Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements containing the words ‘‘believes,’’ “anticipates,” “expects” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve both known and unknown risks and uncertainties. The Company’s actual results may differ materially from those anticipated in its forward-looking statements as a result of a number of factors, including those including the Company’s ability to develop its proposed abuse deterrent fentanyl transdermal system and other proposed products, its ability to obtain patent protection for its abuse technology, its ability to obtain the necessary financing to develop products and conduct the necessary clinical testing, its ability to obtain Federal Food and Drug Administration approval to market any product it may develop in the United States and to obtain any other regulatory approval necessary to market any product in other countries, including countries in Europe, its ability to market any product it may develop, its ability to create, sustain, manage or forecast its growth; its ability to attract and retain key personnel; changes in the Company’s business strategy or development plans; competition; business disruptions; adverse publicity and international, national and local general economic and market conditions and risks generally associated with an undercapitalized developing company, as well as the risks contained under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form S-1, Form 10-K for the year ended January 31, 2022 and Forms 10-Q, and the Company’s other filings with the Securities and Exchange Commission. Except as required by applicable law, we undertake no obligation to revise or update any forward-looking statements to reflect any event or circumstance that may arise after the date hereof.

For more information, contact:

Investor Relations

RedChip Companies

Dave Gentry

Dave@redchip.com

1-800-RED-CHIP (733-2447)

407-491-4498